Exhibit 10.4

The Amended and Restated Exclusive Consulting and Service Agreement between

LinkDoc Technology (Beijing) Co., Ltd. and LinkDoc Information Technology (Beijing) Co., Ltd.

April 2, 2021

The Amended and Restated Exclusive Consulting and Service Agreement

The Amended and Restated Exclusive Consulting and Service Agreement (the “Agreement”) is signed by the following parties on April 2, 2021 in Beijing, the People’s Republic of China (“China”):

Party A: LinkDoc Technology (Beijing) Co., Ltd.

Legal Representative: Zhang Tianze

Registered Address: Area B, 11/F, Block A, No.8 Haidian Street, Haidian District, Beijing

Party B: LinkDoc Information Technology (Beijing) Co., Ltd.

Legal Representative: Zhang Tianze

Registered Address: Area D, 11/F, Block A, No.8 Haidian Street, Haidian District, Beijing

(In the Agreement, Party A and Party B may be referred to collectively as “both parties” and individually as a “party”)

Foreword

WHEREAS, Party A requires Party B to provide consulting and services related to Party A’s business (as defined below), and Party B agrees to provide such consulting and services to Party A.

THEREFORE, the two parties reach the following agreement through friendly negotiation:

Article 1: Definitions

1.1	Unless otherwise specified in the Agreement or otherwise construed in the context, the relevant terms in the Agreement shall have the following meanings:

“Annual Business Plan”	Party A’s business development plan and the budget report for the next calendar year developed by Party A with the assistance of Party B according to the Agreement by November 30 or other agreed time each year.

“Breach of Agreement”	Having the meaning given to it in Article 8.1 of the Agreement.

“Business-related Technology”	Any and all the software and technologies related to Party A’s Business and developed by Party A on the basis of the services provided by Party B under the Agreement.

“China”	The People’s Republic of China which, for the purpose of the Agreement, does not include the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan.

“Confidential Information”	Having the meaning given to it in Article 7.1 of the Agreement.

“Defaulting Party”	Having the meaning given to it in Article 8.1 of the Agreement.

“Encumbrance”	Mortgage, security, pledge, lien, option, restriction, preemption, preemptive right, third party interest or other form of other interest or security interest of any kind.

“Party A’s Business”	All the businesses carried on and developed by Party A currently and at any time during the term of the Agreement.

“Service Fee”	All the fees payable by Party A to Party B for the technical consulting and services provided by Party B according to Article 3 of the Agreement.

“Services”	The technical consulting services provided exclusively by Party B to Party A in connection with Party A’s Business, including but not limited to (1) Providing Party A with comprehensive solutions in information technology for its business management, operation and development; (2) Training professional technicians for Party A; (3) Assisting Party A in the relevant information collection and study; and (4) Providing other relevant technical consulting services from time to time upon the request of Party A.

“Subsidiary”	The company which is directly or indirectly controlled by a Party currently or whose direct or indirect control is acquired by a Party during the term of the Agreement.

“The Party’s Rights”	Having the meaning given to it in Article 10.4 of the Agreement.

1.2	Any reference in the Agreement to any law or regulation (the “Law”) shall be deemed to:

(1)	include the reference to any amendment, alteration, addition or re-enactment of such laws, whether in force before or after the execution of the Agreement; and

(2)	include the reference to other decisions, notices and regulations made in accordance with or in force due to their provisions.

1.3	Unless the context of the Agreement otherwise indicates, articles, clauses, items and paragraphs referred to in the Agreement shall mean the relevant contents of the Agreement.

Article 2: Services

2.1

Party B shall employ such employees as are reasonably necessary for the provision of the Services and shall employ additional employees in accordance with Party A’s annual business plan and Party A’s reasonable requirements, to meet Party B’s need for providing Party A with excellent services in accordance with the Agreement.

2.2

For the purpose of providing services under the Agreement, Party B shall communicate and exchange in a timely manner with Party A all the information related to Party A’s business and/or Party A’s customers.

Article 3: Service Fee

3.1

Subject to the laws of China in force, the Service fees hereunder shall be calculated on a floating basis: During the term of the Agreement, after deducting various expenses of Party A and its subsidiaries (including the costs, depreciation, other expenses and expenditures of Party A during management and operation, and the relevant taxes and levies) and making up losses of Party A and drawing legal accumulation fund that must be set aside according to law based on the Accounting Standards for Chinese Enterprises, all the remaining earnings of Party A and its subsidiaries shall be paid to Party B as service fees in accordance with Article 3.2. Party B shall have the right to determine the above deductible items and adjust the standard of the service fee at any time according to the quantity of the services it provides to Party A.

3.2	The Parties agree that the service fees shall be paid by the following means:

(1)

Party A shall pay the service fees to Party B quarterly. Party A shall provide Party B with its quarterly financial report within 5 working days after the end of each quarter. Party B shall send a payment notice to Party A, indicating the amount of service fee for the previous quarter, within 5 working days upon receipt of Party A’s quarterly financial report. Party A shall pay the service fee of the previous quarter to Party B in accordance with the amount stated in the payment notice sent to Party A within 5 working days upon receipt of the payment notice from Party B.

(2)

Within a reasonable time after the end of each accounting year of Party A, the Parties shall aggregate the actual service fee payable by Party A according to the total net income of Party A in the previous year recognized in the audit report issued by a certified public accounting firm in China recognized by both Parties, and make corresponding payment adjustment within 15 working days after the audit report is issued. If the service fee payable by Party A is higher than the service fee already paid, Party A shall pay the outstanding part to Party B within 15 working days after the audit report is issued. If the service fee payable by Party A is lower than the service fee already paid, Party B shall pay the excess part already received to Party A within 15 working days after the audit report is issued. Party A undertakes to Party B that it will provide all necessary materials and assistance to the relevant certified public accounting firm in China, and urge the latter to complete and issue the audit report of the previous year to both parties within 60 working days after the end of each year. If any loss is caused to Party B due to any false or defective materials provided by Party A, Party A shall be fully liable for such loss (including all direct and indirect losses). If the payment obligations of Party A under the Agreement are exempted or reduced due to any false or defective materials provided by Party A to Party B, Party A irrevocably undertakes to make a one-time supplementary payment to Party B for the amount reduced or exempted thereby, and to compensate Party B for its losses in accordance with this Article.

(3)

Notwithstanding the provisions of Article 3.2 (2) of the Agreement, Party B shall have the right to engage a certified public accounting firm in China to conduct an audit on Party A from time to time at its own expense. On the premise that such audit does not affect Party A’s normal operation, Party A shall not refuse and shall provide active cooperation.

3.3

Party A shall pay all the service fees on time to the bank account designated by Party B in accordance with the provisions of this Article 3. If Party B changes the bank account for collection of service fees, it shall give a written notice to Party A seven (7) working days in advance.

3.4

Unless otherwise specified in the Agreement, if Party A fails to pay the service fee to Party B on time and in full in accordance with Article 3 hereof, Party A shall, in addition to continuing to pay the service fee in full, pay Party B liquidated damages at the rate of 0.03% per day for the unpaid amount.

Article 4: Undertaking and guarantee

4.1	Party A hereby makes the following undertaking and guarantees:

4.1.1

It is a limited liability company duly registered and legally existing under the laws of China and has an independent legal personality. It has full and independent legal standing and capacity to enter into, deliver and perform the Agreement and can act as a subject of litigation independently.

4.1..2

It has full internal power and authority to enter into and deliver the Agreement and all other documents to be executed in connection with the transactions described herein. It has full power and authority to complete the transactions described herein. The Agreement is legally and duly executed and delivered by it. The Agreement constitutes a legal and binding obligation to it and is enforceable in accordance with the terms of the Agreement.

4.1.3

It possesses any and all the governmental permits, licenses, qualifications, authorizations and approvals (other than those disclosed to Party B) necessary to conduct its business during the term of the Agreement, and shall ensure that all such government permits, licenses, qualifications, authorizations and approvals remain in force, legal and valid throughout the term of the Agreement. If, during the term of the Agreement, any and all the government permits, licenses, qualifications, authorizations and approvals necessary for Party A to conduct business are changed and/or increased due to changes in regulations of the relevant government authorities, Party A shall change and/or supplement them as required by the relevant laws.

4.1.4

It shall promptly notify Party B of any circumstance that has or may have material adverse impacts on Party A’s business and operation, and shall use its best efforts to prevent the occurrence of such circumstances and/or expansion of losses.

4.1.5

Without the prior written express consent of Party B, Party A shall not dispose of its and/or its subsidiaries’ equity or other important assets (including but not limited to any significant customer resources, real estate, trademarks or other intellectual property and/or equity or similar interests in other companies held by it), management rights, and/or all or part of its business in any form (including sale, replacement, mortgage or disposal by any other means), and shall not change the existing shareholding structure of Party A.

4.1.6

Without the prior written express consent of Party B, Party A shall not increase or decrease its registered capital, or issue new shares to its existing shareholders or any third party, or accept the investment or capital injection from existing shareholders or any third party, or change the form of the company, or carry out liquidation, dissolution, merger, separation, termination or file for bankruptcy.

4.1.7

Without the prior written express consent of Party B, Party A shall not enter into any other agreement or arrangement which is in conflict with the Agreement or which may impair Party B’s rights and interests under the Agreement.

4.1.8

Without the prior written express consent of Party B, Party A and/or its subsidiaries shall not lend or borrow money, or provide warranties or other forms of security, or assume any material obligations outside the ordinary course of business.

4.1.9

Without the prior written express consent of Party B, Party A and/or its subsidiaries shall not amend the articles of association, or change the main business, or make major adjustments to the business scope, model, profit model, marketing strategy, business policy or customer relationship, or formulate and adopt strategic decisions on major business, including but not limited to business expansion in new markets, promotion of new products, implementation of new investment strategies, etc.

4.1.10

Without the prior written express consent of Party B, Party A and/or its subsidiaries shall not enter into any partnership or joint venture or profit-sharing arrangement, or any other arrangement for transferring interests or achieving profit sharing in the form of royalties, service fees or consultancy fees with any third party.

4.1.11	Without the prior written express consent of Party B, Party A shall not sign any contract whose value exceeds RMB 100,000, except for the normal business contracts in the daily operation.

4.1.12

Party A shall provide Party B with information concerning Party A’s business management and financial position at the request of Party B from time to time. Without the prior written express consent of Party B, Party A shall not pay any fees except for reasonable expenses in the ordinary course of business to any third party in any name, nor waive the debts of any third party.

4.1.13	Without the prior written express consent of Party B, Party A shall not merge or be consolidated with, or acquire or invest in, any entity or any person.

4.1.14

Party A shall immediately notify Party B of any lawsuit, arbitration or administrative penalty arising out of or probably arising out of Party A’s assets, business or income. Without the prior written consent of Party B, Party A shall not settle, compromise or concede any of the aforesaid litigation or arbitration proceedings.

4.1.15

Without the prior written express consent of Party B, Party A shall not declare or distribute any bonuses, dividends or any other benefits to its shareholders, including the after-tax profits that have not been distributed by Party A prior to the effective date of the Agreement.

4.1.16

Without the prior written express consent of Party B, Party A shall not change, replace or dismiss any of its directors, senior executives (including the general manager and chief financial officer) or auditors.

4.1.17	Without the prior written express consent of Party B, Party A shall not formulate or change its annual total salary expenditure, employee incentive plan, annual business plan and budget.

4.1.18

Without the prior written express consent of Party B, Party A shall not sell or issue any debenture certificates or other rights to purchase debenture certificates or approve any financing arrangements.

4.1.19

It shall provide Party B with any technical or other data that Party B deems necessary or useful to provide the Services hereunder and permit Party B to use such facilities, materials or information of Party A as Party B deems necessary or useful to provide the Services hereunder.

4.1.20

Party A’s acceptance of the services provided by Party B shall not violate any Chinese laws, regulations or binding contracts or other restrictions, and it has obtained the permission, approval or filing (if any) from the relevant governmental authorities and the consent of the third parties (if any) for the execution and performance of the Agreement.

4.1.21

Without the prior written consent of Party B, Party A shall not enter into any transaction which may seriously affect Party A’s assets, business, shareholding structure, shareholding in third parties, obligations and liabilities, and other legitimate rights and interests, except in the normal or routine business course or arising therefrom.

4.1.22

Without the prior written consent of Party B, Party A shall not take any action or omission that may cause a significant increase in the expenses of Party A and its subsidiaries (including costs, depreciation, other expenses and expenditures, and relevant taxes and levies incurred by Party A during management and operation).

4.2	Party B hereby makes the following undertaking and guarantees:

4.2.1

It is a limited liability company duly registered and legally existing under the laws of China and has an independent legal personality. It has full and independent legal standing and capacity to enter into, deliver and perform the Agreement and can act as a subject of litigation independently.

4.2.2	The Agreement is legally and duly executed and delivered by it. The Agreement constitutes a legal and binding obligation to it and is enforceable in accordance with the terms of the Agreement.

4.2.3	When the Agreement comes into force, Party B has the necessary resources to provide consulting and/or services under the Agreement.

Article 5: Obligations of Party A

5.1

The services provided by Party B under the Agreement are exclusive. During the term of the Agreement, without the prior written consent of Party B, Party A shall not enter into any agreement with any other third party or accept in any other form other services provided by the third party that are the same or similar to the services provided by Party B. In case there are already any third party that provides Party A with services that are the same or similar to the services provided by Party B, Party A may continue to perform the relevant agreement with the written approval of Party B; provided that if Party B does not approve Party A’s continued performance of the relevant agreement, Party A shall immediately terminate such agreement with the third party and bear any costs and liabilities arising from such termination. Both parties agree that Party B may designate a third party to provide Party A with the consulting and/or services set forth herein. For the avoidance of doubt, the Agreement shall not restrict Party B from providing any products and/or services to the third parties other than Party A.

5.2

Party A shall provide Party B with its finalized annual business plan for the next year before November 30 each year or other time otherwise agreed upon by the parties, so that Party B can arrange the corresponding service plan and acquire the necessary software, equipment and technical service force. If Party A temporarily requires Party B to purchase additional equipment or employ additional employees, Party A shall consult with Party B fifteen (15) days in advance to reach a mutual agreement.

5.3	To facilitate Party B’s provision of services, Party A shall provide Party B with the relevant materials as required by Party B in a timely manner.

5.4

Party A shall maintain complete financial reports, account books and relevant records, in order that Party B may access them whenever necessary. Party B or the consultants it engages shall have the right to access any financial reports, books and relevant records of Party A at any time.

5.5	Party A shall pay the service fee in full and on time in accordance with Article 3 hereof. In addition, Party A shall bear the expenses related to its business by itself.

5.6

Without the prior written consent of Party B, Party A shall not research and develop the technologies, software, systems, products and other similar achievements related to the Services by itself or by entrusting others; shall not transfer or dispose of in a similar way to any third party all or part of any of its rights or obligations under the Agreement; shall not carry out any activities beyond Party A’s business, or make any material adjustment to the business scope, business process, profit model, marketing strategy, business policy or customer relationship of Party A’s business, whether or not it is actually implemented; shall not borrow money or assume debts from any third party; shall not sell, transfer, lease, license or otherwise dispose of its assets (including any tangible or intangible assets) or place any mortgage, pledge or other encumbrance thereon; and shall not provide guarantee for any third party.

5.7

Party A shall promptly notify Party B of any circumstance that has or may have material adverse impacts on Party A’s business and operation, including but not limited to material breach of agreement, punishment and litigation, and shall use its best efforts to prevent the occurrence of such circumstance and/or expansion of losses.

5.8	Party A shall maintain its good reputation, actively operate and expand Party A’s business, and pursue maximum income.

5.9

Party A shall indemnify Party B for any loss caused by any lawsuit, recovery, arbitration, claim or administrative investigation or punishment by government authorities brought against it by any third party; provided that if the loss is caused by Party B’s intentional or serious negligence, such loss shall not be included in the compensation.

Article 6: Intellectual Property

6.1

Any rights, title and all intellectual property rights arising or created in connection with the performance of the Agreement, including but not limited to copyright, patent right, patent application right, domain name, goodwill, trade name, brand name, registered design, design patent, trademark right, software, technical secret, trade secret and other similar rights, shall be the exclusive property of Party B, whether Party A participates in the development or not.

6.2

Because the operation of Party A’s business depends on the services provided by Party B hereunder, with respect to the business-related technologies developed by Party A based on such services, Party A agrees to the following arrangement:

(1)

If the business-related technology is further developed by Party A as entrusted by Party B, or developed by Party A in cooperation with Party B, the ownership and relevant patent application rights shall be vested in Party B.

(2)

If the business-related technology is further developed by Party A independently, the ownership shall be vested in Party A, provided that (A) Party A shall immediately inform Party B of the details of such technology and provide the relevant materials requested by Party B; (B) Party A shall immediately grant to Party B a worldwide, perpetual, free, and exclusive license that can be transferred or sublicensed for all purposes with respect to the technology upon completion of the development, and without the express prior written permission of Party B, Party A shall not transfer or license the related technology to any third party, nor shall Party A use it by itself if requested by Party B; and (C) Except for the circumstances mentioned in item (B) above, Party B shall have the right to purchase the relevant technology during the term of the Agreement, in which case, Party A shall, subject to the mandatory provisions of Chinese laws, agree to such purchase request of Party B at the purchase price of RMB 1 or other minimum price permitted by law at such time.

6.3	Notwithstanding Article 6.2(2) above, a patent application for any business-related technology described in that paragraph shall be performed according to the following provisions:

(1)	If Party A wishes to apply for a patent on any business-related technology mentioned in that paragraph, it shall obtain prior written consent from Party B.

(2)

Party A may apply for patents by itself or transfer the patent application right to any third party only when Party B expressly waives the right to purchase the patent application right for the business-related technology. In case Party A transfers the aforesaid patent application right to any third party, Party A shall ensure that the third party will fully comply with and perform the liabilities and obligations to be observed and performed by Party A hereunder, including but not limited to the obligations of Party A to grant an exclusive license to Party B pursuant to Article 6.2(2), and shall not prejudice the rights and interests enjoyed by Party B under the Agreement. In addition, the conditions (including but not limited to the transfer price) for the transfer of the patent application right by Party A to the third party shall not be more favorable than the conditions proposed by Party A to Party B in accordance with the provisions of paragraph 3 of this Article.

(3)

During the term of the Agreement, Party B may request Party A to file a patent application for such business-related technology at any time, and decide at its sole discretion whether to purchase the patent application right. Once requested by Party B, Party A shall, subject to the mandatory provisions of Chinese laws, transfer the patent application right to Party B at the transfer price of RMB 1 or other minimum price permitted by law. Party B shall be the legal owner of such patent right after obtaining the right to apply for and obtain the patent for the business-related technology.

6.4

Each party warrants to the other party that it will compensate the other party for any and all economic losses caused to the other party by its infringement of intellectual property (including copyright, trademark right, patent right and proprietary technology) of any third party.

Article 7: Confidentiality Obligations

7.1

Whether the Agreement has been terminated or not, each party shall keep strictly confidential the trade secrets, proprietary information, customer information and all other information of confidential nature (collectively the “Confidential Information”) of the other party that it has accessed during the execution and performance of the Agreement. Except with the prior written consent of the other party or disclosed to a third party as required by the relevant laws, regulations or listing rules (including but not limited to the requirements of the relevant exchanges) or by the judgment, award or order of a court or arbitration tribunal or by the order or decree of the government authority, the receiving party shall not disclose any confidential information to any other third party and shall not use directly or indirectly any confidential information except for the purpose of performance of the Agreement.

7.2	The following information is not confidential information:

(1)	Any information which has documentary evidence to prove that the receiving party has previously become lawfully aware of it;

(2)	The information that has entered the public domain or otherwise become known to the public through no fault of the receiving party; or

(3)	The information lawfully obtained by the receiving party from other means after receiving the relevant information.

7.3

The receiving party may disclose the confidential information to its relevant employees, agents or the professionals employed by the receiving party, provided that the receiving party shall ensure that the aforesaid persons comply with the relevant terms and conditions of the Agreement and shall assume any liability arising from the breach of the aforesaid persons.

7.4	Notwithstanding any other provision of the Agreement, the validity of this Article shall not be affected by the suspension or termination of the Agreement.

Article 8: Liabilities for Breach

8.1

The two parties agree and confirm that any breach by Party A (the “Breaching Party”) of any of its covenants or its failure to perform any of its obligations hereunder shall constitute a breach under the Agreement and Party B shall have the right to require the Breaching Party to make corrections or take remedial measures within a reasonable period of time. If the Breaching Party fails to make correction or take remedial measures within a reasonable period of time or within 15 days after Party B notifies the Breaching Party in writing and requests for correction, Party B shall have the right to terminate the Agreement at its sole discretion and require the Breaching Party to compensate for all the damages, or require the enforcement of the obligations of the Breaching Party under the Agreement and require the Breaching Party to compensate for all the damages. The two parties agree and confirm that, if Party B breaches any of the provisions of the Agreement, Party A will exempt Party B from the liability to compensate for the damages.

8.2

Notwithstanding the provisions of Article 8.1 above, the two parties agree and confirm that Party A shall not request to terminate the Agreement under any circumstances and for any reason, except as otherwise provided by law or the Agreement.

8.3	Notwithstanding any other provision of the Agreement, the validity of this Article 8 shall not be affected by the suspension or termination of the Agreement.

Article 9: Governing Law and Dispute Resolution

9.1	The conclusion, effectiveness, performance, modification, interpretation and termination of the Agreement shall be governed by the laws of China.

9.2

Any dispute arising under or in connection with the Agreement shall be settled by both parties through negotiation. If the parties fail to reach consensus within 30 days after the occurrence of the dispute, the dispute shall be submitted to China International Economic and Trade Arbitration Commission for arbitration in Beijing in accordance with the arbitration rules of the Commission in force.

9.3	The arbitration award shall be final and binding on both parties.

9.4	During the dispute resolution period, except for the issue in dispute, the two parties shall continue to exercise their rights and perform their obligations under the Agreement.

Article 10: Taking Effect and Effectiveness

10.1

The Agreement shall take effect after being duly signed by the two parties. The Agreement shall remain effective unless otherwise agreed by both parties in writing or terminated by Party B in accordance with Article 8.1 of the Agreement.

10.2

The Agreement constitutes the entire and exclusive agreement between the parties with respect to the subject matter hereof, and supersedes any other legal documents or any agreements, contracts, understandings and communications, whether written or oral, previously entered into between the parties concerning the same subject matter once executed, including but not limited to the Exclusive Consulting and Service Agreement signed by the two parties on February 27, 2015. Any amendment or supplement to the Agreement shall be made in written form and shall not be effective until duly signed by the two parties.

10.3

No rights, powers or remedies conferred on either party by any provision of the Agreement shall preclude any other rights, powers or remedies that such party may have under law and other provisions of the Agreement; neither the exercise of any of its rights, powers and remedies shall preclude the exercise of any other rights, powers and remedies to which it may be entitled.

10.4

No failure or delay by a party to exercise any of its rights, powers and remedies under the Agreement or law (“Rights of Such Party”) will result in a waiver of such rights. The waiver of any single or partial Rights of Such Party shall not preclude any other exercise of such rights or the exercise of any other Rights of Such Party.

10.5

Party A shall not transfer any of its rights or obligations under the Agreement without the prior written consent of Party B. Party B may transfer its rights and obligations hereunder to a third party at any time, and it only needs to give a written notice to Party A when the transfer occurs, but does not need to obtain Party A’s consent for such transfer.

10.6

Each provision of the Agreement is severable and independent of each other. If any one or more of the provisions of the Agreement become invalid, illegal or unenforceable at any time, the validity, legality or enforceability of the remaining provisions of the Agreement shall not be affected.

10.7	The Agreement shall be binding upon the legal inheritors, successors and permitted assigns of the parties hereto.

Article 11: Miscellaneous

11.1

Any notices, requests, demands and other communications required by or made according to this Agreement shall be given in writing to the parties concerned. Such notice or other communication shall be deemed to have been served when sent if sent by facsimile or telex. In the case of personal delivery, it shall be deemed to have been served upon delivery. If sent by post, it shall be deemed to have been served 5 days after posting.

11.2	The parties undertake that they will declare and pay their respective taxes related to the transactions hereunder according to law.

11.3	The headings of each section of the Agreement are for reference only and in no event shall such headings be used for or affect the interpretation of the provisions of the Agreement.

11.4	The Agreement shall be written in Chinese. The originals shall be in duplicate, with each party holding one (1) duplicate.

Signature Page

IN WITNESS WHEREOF, the Amended and Restated Exclusive Consulting and Service Agreement is executed by and between the following parties on the date and at the place first set forth above:

LinkDoc Technology (Beijing) Co., Ltd.
(seal)

Signatory:	/s/ Zhang Tianze
Name:	Zhang Tianze
Title:	Legal representative

LinkDoc Information Technology (Beijing) Co., Ltd.
(seal)

Signatory:	/s/ Zhang Tianze
Name:	Zhang Tianze
Title:	Legal representative